As filed with the Securities and Exchange Commission on March 8, 2010.

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Image Sensing Systems, Inc.
(Exact name of issuer as specified in its charter)

Minnesota	41-1519168
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

500 Spruce Tree Centre
1600 University Avenue West
St. Paul, MN 55104
(Address of principal executive offices, including Zip Code)

Non-Incentive Stock Option Agreement dated May 10, 2000
between Panos G. Michalopoulos and
Image Sensing Systems, Inc.
(Full title of the plan)

Gregory R. L. Smith	Copy to:
Chief Financial Officer	Michele D. Vaillancourt
Imaging Sensing Systems, Inc.	Winthrop & Weinstine, P.A.
500 Spruce Tree Centre	225 South Sixth Street
1600 University Avenue West	Suite 3500
St. Paul, Minnesota 55104	Minneapolis, Minnesota 55402
(Name and address of agent for service)	Telephone: (612) 604-6400

(651) 603-7700
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale:
From time to time after the effective date of this registration statement.

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $.01 par value	6,000 shares	$12.73	$76,380	$5.45

(1)

As of March 8, 2010, the number of shares being registered consists of 6,000 shares of common stock reserved for issuance under the Non-Incentive Stock Option Agreement dated as of May 10, 2000 between Panos G. Michalopoulos and Image Sensing Systems, Inc.

(2)

Pursuant to Rule 457(c) under the Securities Act of 1933, the offering price is equal to the average of the high and low sale prices of the common stock as of March 3, 2010 as reported on The NASDAQ Capital Market.

- i -

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents are incorporated herein by reference:

          a.          The description of the Company’s common stock contained in the Company’s Amendment No. 1 to Registration Statement on Form SB-2 dated filed on April 26, 1995 with the Securities Exchange Commission (the “SEC”) under the heading “Description of Capital Stock” (File No. 33-90298C);

          b.          The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 26, 2009;

          c.          The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 14, 2009;

          d.          The Company’s Proxy Statement filed with the SEC on April 27, 2010;

          e.          The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 13, 2009;

          f.          The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on November 12, 2009; and

          g.          The Company’s Current Report on Form 8-K filed with the SEC on January 4, 2010 reporting information under Section 1, Item 1.01.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement and before the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (excluding, however, any portion of such documents not deemed to be “filed” with the SEC pursuant to the rules of the SEC) shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

          The shares of the Company’s common stock offered pursuant to this registration statement are registered under Section 12(g) of the Exchange Act. The description of the Company’s common stock is incorporated by reference pursuant to Item 3.a. above.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

          Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, the Company must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

          Section 7 of Article III of the Company’s Bylaws provides that the Company will indemnify such persons to the fullest extent permitted by the laws of the State of Minnesota.

          The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          The exhibits to this Registration Statement on Form S-8 are described on the Exhibit Index.

Item 9. Undertakings.

(a)	Rule 415 Offering.

The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Statement Required in Connection with Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota on March 8, 2010.

Image Sensing Systems, Inc.

By:	/s/ Gregory R. L. Smith
Gregory R. L. Smith
Chief Financial Officer

POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes and appoints Kenneth R. Aubrey and Gregory R. L. Smith, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth R. Aubrey	President, Chief Executive Officer and	March 8, 2010
Kenneth R. Aubrey	Director (principal executive officer)

/s/ Gregory R. L. Smith	Chief Financial Officer (principal	March 8, 2010
Gregory R. L. Smith	financial officer and principal
accounting officer)

/s/ James Murdakes	Chairman of the Board of Directors	March 8, 2010
James Murdakes

	Director	March 8, 2010
Panos G. Michalopoulos

/s/ Michael G. Eleftheriou	Director	March 8, 2010
Michael G. Eleftheriou

	Director	March 8, 2010
Sven A. Wehrwein

/s/ James W. Bracke	Director	March 8, 2010
James W. Bracke

Exhibit Index

Exhibit No.	Description

4.1

The description of the Company’s common stock contained in the Company’s Amendment No. 1 to Registration Statement on Form SB-2 filed on April 26, 1995 with the Securities Exchange Commission (the “SEC”) under the heading “Description of Capital Stock” (File No. 33-90298C);

5.1	Opinion of Winthrop & Weinstine, P.A. as to the legality of common stock of the Company

23.1	Consent of Grant Thornton LLP

23.2	Consent of Winthrop & Weinstine, P.A. (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included as part of signature page).

99.1	Non-Incentive Stock Option Agreement dated May 10, 2000 between Panos G. Michalopoulos and the Company.